                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated as of May 7, 1999, is by and among IHC/Chaz Corporation, a Delaware corporation ("Chaz"), PAH-Management Corporation, a Delaware corporation ("PAHM", and collectively, with Chaz, the "Sellers"), and F & H Realty LLC, a Massachusetts limited liability company ("Buyer").

         WHEREAS, Chaz is the sole general partner of, and owns a 1% interest in, Intercarp Limited Partnership, a Delaware limited partnership ("Intercarp"); and

         WHEREAS, PAHM is a Class B Limited Partner in Intercarp; and

         WHEREAS, Intercarp owns (i) a general partnership interest in Charles Square Associates, a Massachusetts general partnership ("CSA"), (ii) 173 units of limited partnership interest in CH & S Limited Partnership, a Massachusetts limited partnership of which CSA is the managing general partner ("CHS"); (iii) an additional interest in CHS as an assignee of CS Realty of Connecticut Limited Partnership, a Connecticut limited partnership which is the associate general partner of CHS ("CS Realty"); and (iv) a limited partnership interest in Cambridge Hotel Associates, a Pennsylvania limited partnership ("CHA"); and

         WHEREAS, Intercarp owns certain other rights and interests related to the mixed-use hotel, retail and office project located in Cambridge, Massachusetts and known as "Charles Square" (the "Project"); and

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of Sellers' interests in Intercarp all on the terms of and in accordance with this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Sellers hereby agree as follows.

         1.       Purchase and Sale of Assets.
                  ----------------------------

                  (a) Assets. Effective as of the Escrow Break Date (as defined in Section 1(b) below), each Seller assigns, transfers and sells to Buyer, such Seller's entire right, title and interest in and to Intercarp, including without limitation all allocations of profits and losses, and distributions of cash or other property made after the Escrow Break Date, represented by such interest (whether such distributions are in respect of periods arising before or after the date hereof), and all other rights otherwise accruing to such Seller by virtue of owning such assigned interests (the "Assets" or "Intercarp Interests"). Such Assets include, without limitation, (i) Chaz's general partnership interest in Intercarp (the "General Partnership Interest") and (ii) PAHM's Class B limited partnership interest in Intercarp (the "Limited Partnership Interest"). Chaz and PAHM hereby grant to Buyer the right to be and become substituted as a general partner and Class B Limited Partner, respectively, in Intercarp.

                  (b) Escrow. The Buyer, the Sellers and Stewart Title Guaranty Company (the "Escrow Agent") have entered into a Document Escrow Agreement on the date hereof (the "Escrow Agreement"). Pursuant to the Escrow Agreement, the Buyer and the Sellers and certain affiliated entities have executed and delivered to the Escrow Agent to hold in escrow (the "Escrow") the Buyer's check, in the amount of $1,000,000 in payment of the portion of the purchase price specified in Section 2(a) below (the "Check"), and certain agreements, instruments and documents (the "Documents"). The Documents include (i) the Note (as defined below), (ii) the Security Agreement (as defined below), (iii) amendments to the Amended and Restated Limited Partnership Agreement of Intercarp (as amended to date, the "Intercarp Agreement") and the Certificate of Limited Partnership of Intercarp; and (iii) certain other agreements. The Escrow Agreement provides that the Check and all of the Documents shall be released from the Escrow on May 14, 1999 (which date is subject to extension on the terms provided in the Escrow Agreement) and be of no force and effect if the Sellers and the Buyer have not obtained the consents and approvals of the third parties identified on Schedule 3.3 hereto to the transactions contemplated by this Agreement and certain other third party approvals identified in the Escrow Agreement (collectively, the "Third Party Consents"). If such consents and approvals are obtained on or before such date (as it may be extended in accordance with the Escrow Agreement), the Escrow Agreement provides that the Check shall be delivered by the Escrow Agent to the Sellers, certain of the Documents will be released from the Escrow and automatically be and become effective and the balance of the Documents shall continue to be held by the Escrow Agent, to be dated, become effective and released from the escrow effective upon the delivery by the Buyer to the Sellers of the portion of the Purchase Price identified in Section 2(b) below, provided such payment is received on or before the date which is 90 days after the date on which the last of the Third Party Consents is obtained (the "90th Day") (all such actions being referred to as the "Escrow Break"). If such payment is not made on or before the 90th Day, the Documents (other than those released from the escrow upon obtaining the Third Party Consents) and this Agreement shall be and become on the 90th Day void and of no force and effect, and shall be destroyed by the Escrow Agent or returned to the respective parties thereto (and in such event, the Sellers shall be entitled to retain the $1,000,000 paid to Sellers by Buyer pursuant to Section 2(a) below). The date, if any, as of which the Escrow Break occurs in accordance with the Escrow Agreement is hereinafter referred to as the "Escrow Break Date," and the Escrow Break Date shall be deemed not to have occurred if the Documents become void and of no force and effect, as described in the preceding sentence.

         2. Purchase Price. The purchase price for the Assets, which shall be payable in the manner hereinafter provided, shall equal $19,250,000 (the "Purchase Price"), and shall be allocated among the Sellers on a pro rata basis based upon their respective interests in the Assets. The Purchase Price shall be payable as follows:

                  (a) $1,000,000 of the Purchase Price has been paid by delivery of the Check to the Escrow Agent, and shall be released to the Sellers in accordance with the Escrow Agreement.

                  (b) $12,500,000 of the Purchase Price shall be paid by wire transfer of next day funds to an account at Banc One of Texas designated by the Sellers on or before the 90th Day; and

                  (c) The balance of the Purchase Price shall be paid by delivery of a secured promissory note in the principal amount of $5,750,000 (the "Note"), which (i) shall bear interest at the rate of 10% per annum, compounded monthly, (ii) shall provide for payment of interest only prior to maturity, which payments shall be made quarterly in arrears, (iii) shall have a stated maturity date which is the earliest to occur of (x) 36 months following the Escrow Break Date, (y) the date on which CHS sells or otherwise disposes of the Project and (z) the date of any refinancing of the Project which is consummated after the Escrow Break Date (the parties acknowledging that a refinancing is expected to be consummated on the Escrow Break Date, and the Note shall not become payable upon the consummation of such refinancing); and (iv) shall be secured by a pledge of the Assets, as provided below in this Agreement. The Note shall include terms and provisions which reflect the following:

                           (i)   The Buyer may prepay all or any portion of the
         Note in whole or in part, together with all interest accrued on the amount prepaid, at any time and from time to time, without premium or penalty.

                           (ii) The Sellers shall have no personal recourse against Buyer under the Note, and the Sellers' recourse against the Buyer under the Note shall be limited to the collateral pledged to secure the Note pursuant to a Security Agreement between the Buyer and the Sellers (the "Security Agreement").

                           (iii) The then unpaid principal amount of, and accrued and unpaid interest on, the Note shall be and become immediately due and payable, without notice or demand, upon the occurrence of an Event of Default (as defined in the Security Agreement).

                           (iv) The Note shall be governed by and construed, enforced and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         3. Sellers' Representations and Warranties. The Sellers hereby jointly and severally represent and warrant to the Buyer that:

                  3.1 PAHM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the Escrow Agreement, and the agreements contemplated herein and therein, and to consummate the transactions contemplated hereby and thereby. PAHM is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Chaz is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the Escrow Agreement, and the agreements contemplated herein and therein, and to consummate the transactions contemplated hereby and thereby. Chaz is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification.

                  3.2 Intercarp is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Intercarp is duly qualified to do business and in good standing in Pennsylvania and Massachusetts and in all other jurisdictions in which its ownership of property or the character of its business requires such qualification. True and correct copies of the Intercarp Agreement, and the Certificate of Limited Partnership of Intercarp, as amended to date (the "Certificate"), have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Neither Seller has breached or is in default under, and no event has occurred which with notice or lapse of time or both, would constitute a breach or default by either Seller under, the Intercarp Agreement.

                  3.3 The execution and delivery of this Agreement and the Escrow Agreement by each Seller, and the agreements provided for herein and therein, and the consummation by each Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite action on behalf of each Seller and its respective officers, directors and shareholders. This Agreement, the Escrow Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which either Seller is a party constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. The execution, delivery and performance by the Sellers of this Agreement, the Escrow Agreement and the agreements provided for herein and therein, and the consummation by the Sellers of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to any Seller or Intercarp; (b) violate the provisions of the Certificate of Incorporation or Bylaws of either Seller, the Intercarp Agreement or the Certificate; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to or binding upon either Seller or Intercarp; or (d) subject to obtaining the consents of the Buyer and its affiliates and the consents listed on Schedule 3.3, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of either Seller or Intercarp pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which either Seller, Intercarp, CSA, CHS or CHA is a party or by which either Seller, Intercarp, CSA, CHS or CHA, or any of their respective properties is or may be bound. Schedule
3.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Sellers, Intercarp, CSA, CHS or CHA of the transactions contemplated by this Agreement and the Escrow Agreement.

                  3.4 The General Partnership Interest is owned by Chaz free and clear of any and all Liens (as hereinafter defined), other than those imposed by the Intercarp Agreement. Chaz is the true and lawful owner of the General Partnership Interest, and has the right to sell and transfer to the Buyer good, clear, record and marketable title to the General Partnership Interest, free and clear of all Liens of any kind, other than those imposed by the Intercarp Agreement. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement and the Escrow Agreement will vest good and marketable title to the General Partnership Interest in the Buyer, free and clear of all Liens (other than restrictions imposed by the Intercarp Agreement and restrictions on transfer generally imposed on securities under Federal and/or state securities laws).

         As used in this Agreement, "Lien" shall mean, with respect to any Asset, (x) any mortgage, deed of trust, lien, pledge, encumbrance, charge, restriction, prior assignment, or security interest in or on such Asset, whether arising by contract or by operation of law, and (y) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  3.5 The Limited Partnership Interest is owned by PAHM free and clear of any and all Liens, other than those imposed by the Intercarp Agreement. PAHM is the true and lawful owner of the Limited Partnership Interest, and has the right to sell and transfer to the Buyer good, clear, record and marketable title to the Limited Partnership Interest, free and clear of all Liens of any kind, other than those imposed by the Intercarp Agreement. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement and the Escrow Agreement will vest good and marketable title to the Limited Partnership Interest in the Buyer, free and clear of all Liens (other than restrictions imposed by the Intercarp Agreement and restrictions on transfer generally imposed on securities under Federal and/or state securities laws).

         The General Partnership Interest and the Limited Partnership Interest constitute all of the interests of the Sellers and their affiliates in Intercarp.

                  3.6 Except for (i) the matters described in that certain letter dated April 21, 1999 from Lisa Lawrence to CHS, CSA, Intercarp, CCA, Interstate Hotels Company, Chaz, IHC Realty Partnership, L.P. and IHC Realty Corporation (the "Lawrence Letter"), and (ii) the mechanics lien on the Project relating to work and/or materials furnished by Wrenn Associates and HCI/Craftsmen and related proceedings (the "Mechanics Lien"), there is no action, suit, investigation, claim, arbitration or litigation pending, or to either Seller's knowledge, threatened, against, affecting, or involving Sellers, Intercarp, the Assets or the transactions contemplated by this Agreement or the Escrow Agreement, at law or in equity, or before or by any court, arbitrator, or governmental authority, that is reasonably likely to result in an inability of the Sellers, or either of them, to perform its obligations under this Agreement or the Escrow Agreement. Neither Seller is operating under or subject to any order, award, judgment, writ, decree, determination, or injunction of any court, arbitrator, or governmental authority which would affect any of the transactions contemplated hereby.

                  3.7 Attached hereto as Schedule 3.7 is a true, correct and complete list of the partners (separately identifying the limited partners and the general partners) in Intercarp, separately identifying the capital contributions made by each partner and, in the case of the Class A Limited Partners and the General Partner, their respective percentage interests in Intercarp. Schedule 3.7 also reflects the amount of the "Interstate Net Invested Capital," the "Special Invested Capital," and the "Special Priority Return" (as such terms are defined in the Intercarp Agreement), in each case as of March 31, 1999.

                  3.8 The Sellers have previously delivered to the Buyer Intercarp's balance sheet as of December 31, 1998 (the "Annual Balance Sheet") and the related statements of income and partner's equity, of Intercarp for the fiscal year then ended (collectively, including the Annual Balance Sheet, the "Annual Financial Statements"). The Sellers have also previously delivered to the Buyer Intercarp's Balance Sheet (the "Current Balance Sheet") as of March 31, 1999 (the "Balance Sheet Date"), and the related statements of income and partners equity of Intercarp for the three-month period then ended (collectively, the "Current Financial Statements"). The Annual Financial Statements and the Current Financial Statements are hereinafter referred to collectively as the "Financial Statements". The Annual Financial Statements have been prepared on a tax basis consistently with past practice, and the Current Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently with past practice. The Annual Financial Statements and the Current Financial Statements are certified without qualification by Interstate Hotel Management, Inc.'s chief financial officer.

         The Financial Statements fairly present, as of their respective dates, assets and liabilities of Intercarp and the results of operations of Intercarp's business for the periods indicated, and contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local taxes, interest, penalties, assessments or deficiencies applicable to Intercarp, whether disputed or not, for the applicable period then ended and periods prior thereto.

         Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, or (b) set forth on Schedule 3.8 attached hereto, Intercarp does not have any liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which individually or in the aggregate exceed $25,000.

                  3.9 Neither Intercarp nor the Sellers is in violation of any law, regulation or ordinance relating to its respective properties or the conduct of its business. The business of Intercarp, as conducted since the organization of Intercarp, has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of Intercarp. Intercarp has never received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

         Except for the matters described in the Lawrence Letter and the Mechanics Lien, Intercarp is not a party to, or to the Sellers' knowledge threatened with, or subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the business or condition (financial or otherwise) of Intercarp. Intercarp is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

                  3.10 Attached hereto as Schedule 3.10 is true, correct and complete list of all of the assets of Intercarp as of the date hereof (the "Intercarp Assets"). Intercarp owns the Intercarp Assets free and clear of any and all Liens, except those imposed by the Partnership Agreements (as that term is defined in Section 4(e)(i) below).

                  3.11 Since the Balance Sheet Date, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of Intercarp. Except as otherwise disclosed herein, the Sellers have no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on Intercarp or its business, properties, assets, condition (financial or otherwise) or prospects.

                  3.12 Intercarp has filed all federal, state and local tax returns which are required to be filed and has paid all taxes, interest, penalties, assessments and deficiencies which have become due or which, to Sellers' knowledge, have been claimed to be due. Intercarp is current in the payment of all income, franchise, real estate, sales, use and withholding taxes. No deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency or audit has, to Sellers' knowledge, been proposed or threatened.

                  3.13 The general ledgers and books of account of Intercarp, all federal, state and local income, franchise, property and other tax returns filed by Intercarp, and all other books and records of Intercarp are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations. All such ledgers, books of account and other books and records of Intercarp shall be delivered to the Buyer on the Escrow Break Date.

                  3.14 Schedule 3.14 attached hereto contains a true, complete and correct list and description of all contracts and agreements, whether written or oral, to which Intercarp is a party, excluding the Partnership Agreements, but including without limitation, the following:

                  (a) all loan agreements, indentures, mortgages and guaranties to which Intercarp is a party or by which Intercarp or any of its property is bound;

                  (b) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, real or personal property leases and lease purchase agreements to which Intercarp is a party or by which Intercarp or any of its property is bound;

                  (c) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Intercarp is a party which (A) involve payments by Intercarp of more than $1,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or
(B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of Intercarp; and

                  (d) any other material agreement or contract entered into by Intercarp; collectively, all of the foregoing are hereinafter referred to as the "Contracts".

                  Except as set forth on Schedule 3.14 attached hereto:

                  (i) each Contract is a valid and binding agreement of Intercarp, enforceable against Intercarp in accordance with its terms, and Intercarp does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                  (ii) Intercarp has fulfilled all material obligations required pursuant to the Contracts to have been performed by Intercarp on its part prior to the date hereof, and Intercarp has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                  (iii) Intercarp is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                  (iv) to the best knowledge of the Sellers, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto.

         Subject to obtaining the consent of the Buyer and its affiliates and the consents of the third parties listed on Schedule 3.3, except as set forth on
Schedule 3.14, the continuation, validity and effectiveness of each Contract will not be affected by the transactions contemplated by this Agreement. True, correct and complete copies of all Contracts have previously been delivered by the Sellers to the Buyer.

                  3.15 Except for its foreign qualification registration in the Commonwealth of Massachusetts, Intercarp does not now require (and has never required) for the conduct of its business any license, permit or certificate, from any federal, state or local authorities.

                  3.16 Intercarp does not now have, and has never had, any employees, officers or directors.

                  3.17 Since the Balance Sheet Date, Intercarp has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, Intercarp has not:

                  (a) Incurred any obligation or liability for borrowed money;

                  (b) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Intercarp Assets;

                  (c) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                  (d) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract; or

                  (e) Suffered any losses, whether insured or uninsured, and whether or not in the control of Intercarp.

                  3.18 Schedule 3.18 attached hereto contains a true, correct and complete list of all bank accounts and safe deposit boxes in the name of or controlled by Intercarp and the names of persons having access thereto.

                  3.19 Intercarp does not currently own or lease, and has never owned or leased, any direct interests in real property.

                  3.20 Intercarp is not indebted, directly or indirectly, to any person who is an officer, director or shareholder, partner or member of Intercarp or any affiliate of Intercarp, in any amount whatsoever.

                  3.21 Intercarp has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  3.22 The following agreements, which Interstate Hotels Company entered into in connection with the acquisition by Intercarp of its interest in the Project, are in full force and effect, and Patriot American Hospitality, Inc. ("PAH") has succeeded by operation of law to the interest of Interstate Hotels Company thereunder: (i) Guaranty dated October 2, 1997 of Interstate Hotels Company in favor of Carpenter/Cambridge, Buyer, Richard L. Friedman and John L. Hall, II; (ii) Indemnification Agreement dated October 2, 1997 between Interstate Hotels Company and Carpenter/Cambridge and the Buyer; and (iii) Letter Agreement dated October 2, 1997 between Interstate Hotels Company and Carpenter/Cambridge, relating to City Hall Plaza.

                  3.23 No representation or warranty by the Sellers in this Agreement or in any exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Sellers have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

                  3.24 The Sellers are not making any representations or warranties as to the liabilities and obligations of Intercarp to the extent that such liabilities and obligations arise as a result of the ownership by Intercarp of an interest in CSA, or by CSA of an interest in CHS, and none of the Sellers' representations and warranties contained herein shall be construed to relate to or include such matters.

         4.       Buyer's Agreements; Representations and Warranties.
                  ---------------------------------------------------

                  (a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority (as a limited liability company and otherwise) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the Escrow Agreement and the agreements contemplated herein and therein, and to consummate the transactions contemplated hereby and thereby. The Buyer is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification.

                  (b) The execution and delivery of this Agreement and the Escrow Agreement by the Buyer, and the agreements provided for herein and therein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite action on behalf of the Buyer and its members. This Agreement and the Escrow Agreement, and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby to which the Buyer is a party constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement and the agreements provided for herein and therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both:
(a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Certificate of Organization of the Buyer or the Operating Agreement of the Buyer, each as amended to date; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound. There are no consents or approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

                  (c) Effective as of the Escrow Break Date, the Buyer hereby accepts the assignment of the Intercarp Interests assigned to it hereby and agrees to become substituted as (i) a general partner in Intercarp, and (ii) a Class B Limited Partner in Intercarp, in each case to the extent of the respective Intercarp Interests therein assigned hereby, and to be bound by the Intercarp Agreement, in respect of such assigned Intercarp Interests. Buyer hereby assumes and agrees to pay or perform all of the obligations arising from and after the Escrow Break Date and attributable to periods from and after the Escrow Break Date in respect of the Intercarp Interests under the Intercarp Agreement. From and after the Escrow Break Date, the Buyer specifically adopts and approves each and every provision of the Intercarp Agreement, agrees to become a party thereto as a general partner and a Class B Limited Partner. Buyer shall be required to report on Buyer's income tax return all items of profits, loss, gain or deduction of Intercarp which are allocable to the Intercarp Interests in respect of all periods after the Escrow Break Date (and Sellers shall report on their respective income tax returns all such items which are allocable to their respective Intercarp Interests in respect of all periods on or before the Escrow Break Date). The Buyer is not hereby assuming or agreeing to pay or perform, any liabilities of the Sellers other than those specifically assumed in this Section 4(c).

                  (d) Except for the matters described in the Lawrence Letter and the Mechanics Lien, there is no action, suit, investigation, claim, arbitration or litigation pending, or to Buyer's knowledge, threatened, against, affecting, or involving Buyer, or the transactions contemplated by this Agreement or the Escrow Agreement, at law or in equity, or before or by any court, arbitrator, or governmental authority, that is reasonably likely to result in an inability of Buyer to perform its obligations under this Agreement or the Escrow Agreement. Buyer is not operating under or subject to any order, award, judgment, writ, decree, determination, or injunction of any court, arbitrator, or governmental authority which would affect any of the transactions contemplated hereby.

                  (e) (i) Buyer and Carpenter/Cambridge, on behalf of themselves and their respective affiliates, including CSA and CHS, each hereby acknowledge the following: (i) in connection with the merger of Interstate Hotels Company into PAH, the interest of the general partner in CHA, including the interest of the "Manager" in the Management Agreement (as hereinafter defined) was assigned to PAH-Cambridge Holdings, LLC ("Cambridge Holdings"), a wholly owned indirect subsidiary of PAH and Wyndham International, Inc. ("Wyndham"), (ii) the limited partnership interests in Intercarp previously held by IHC Realty Partnership L.P. were contributed to PAHM, (iii) PAH intends to divest control (the "Divestiture") of Interstate Hotels Management, Inc. ("Interstate"), (iv) the Divestiture and related transactions may include any one or more of a public offering or private sale of securities, a rights offering to existing PAH or Wyndham shareholders and an equity investment in Interstate by Apollo Real Estate Management, Thomas H. Lee Equity Fund, Beacon Capital Partners LP and/or Rosen Consulting Group, or by affiliates of one or more of the foregoing (the "Investors"), which may or may not result in a change of control in Interstate,
(v) the Divestiture, if it occurs, may occur either before or after the 90th Day, (vi) the Investors may make an equity investment in Patriot and/or Wyndham in connection with a restructuring of Patriot and/or Wyndham which may or may not result in a change of control of Patriot, Wyndham and their subsidiaries, and (vii) in connection with the Divestiture, PAH may or may not assign or cause the assignment to Interstate, or to one or more subsidiaries of Interstate, of one or more of the following: (A) if and only if the "Assignment Conditions," as described below, are satisfied, the interests of Chaz and PAHM in Intercarp; and
(B) the interests of PAHM in Cambridge Holdings. Buyer and Carpenter/Cambridge, on behalf of themselves and their respective affiliates, each hereby consents to the foregoing transactions notwithstanding anything to the contrary in any of the Partnership Agreements (as hereinafter defined) or in that certain Hotel Management Agreement dated as of January 18, 1984, currently by and between CHA and CHS (the "Management Agreement") (including, without limitation, any of the possible assignments described in (vii) above) and agrees that the occurrence of one or more of the foregoing transactions will not cause any default or trigger any remedy whatsoever under any of the Partnership Agreements or under the Management Agreement. Carpenter/Cambridge gives the foregoing consent and agreement on behalf of itself, and also on behalf of CSA and CHS. The foregoing consent and agreement by CSA and CHS is given by Carpenter/Cambridge acting in its capacity as the managing general partner of CSA and by CSA acting in its capacity as the managing general partner of CHS.

         For purposes of clause (vii)(A) of the preceding paragraph, the "Assignment Conditions" shall be deemed to have been satisfied if: (x) the assignee of the Intercarp Interests assumes and agrees to be bound by and subject to the terms of this Agreement and the Escrow Agreement, pursuant to an instrument of assignment and assumption reasonably acceptable to the Buyer; (ii) the following documents which are included in the Escrow (and defined in the Escrow Agreement), are modified in the manner described below, and delivered by the assignees of the Intercarp Interests to the Escrow Agent:


                           (1) The Security Agreement shall be revised to
                  reflect the assignee(s) as the "Sellers" named therein and such assignees shall have executed such revised agreement;

                           (2) The Intercarp Amendment shall be revised to
                  reflect the assignee(s) as the transferors of the Intercarp Interests, and such assignees shall have executed such revised amendment; and

                           (3) The Amended Certificate shall be revised to
                  reflect the assignee(s) as the transferors of the Intercarp Interests, and such assignees shall have executed such revised certificate;

the parties agreeing that all of the foregoing modifications are intended to reflect that PAHM and Chaz are no longer the owners of the Intercarp Interests, and their successors thereto are bound by the terms and conditions of this Agreement and the Escrow Agreement and all of the documents then being held by the Escrow Agent to the same extent that PAHM and Chaz are so bound; and (iii) all of the foregoing shall be in form reasonably acceptable to Buyer and Carpenter/Cambridge.

         The Amended and Restated Joint Venture Agreement of CSA dated as of October 2, 1997 between Carpenter/Cambridge Associates ("Carpenter/Cambridge") and Intercarp (as amended to date, the "CSA Agreement"), the Amended and Restated Limited Partnership Agreement of CHS by and among CSA, CS Realty and the limited partners of CHS, dated as of December 16, 1985 (as amended to date, the "CHS Agreement"), and the Limited Partnership Agreement of CHA dated January 18, 1984 by and among Interstate Hotel Corporation, Carpenter Associates ("CA"), Corporate Realty Consultants, Inc. and Intercarp (as amended to date, the "CHA Agreement") are sometimes herein referred to collectively as the "Partnership Agreements" and individually as a "Partnership Agreement."

         The consents contained in this Section 4(e)(i) shall continue in full force and effect, notwithstanding that this Agreement is terminated or becomes ineffective pursuant to Section 1(b).

         Sellers hereby agree that regardless of whether the Divestiture occurs, and regardless of whether the Sellers' Intercarp Interests or PAH's direct or indirect equity interests in the

Project are transferred to Interstate or an affiliate of Interstate in the Divestiture, Sellers' (and/or their respective transferees, successors and assigns as a result of the Divestiture) obligations under this Agreement and any and all related agreements shall not be modified, altered or amended except to the extent specifically provided herein. At the request of any party hereto, the Sellers, PAH, Buyer, Interstate and Carpenter/Cambridge will cooperate and will cause their affiliates and the entities they control to cooperate in reflecting all of the foregoing transactions as they occur by executing amendments to the Partnership Agreements and to the certificates of limited partnership for Intercarp and CHA, amendments to the Management Agreement, revised versions of the other documents held in the Escrow reflecting the identity and signatures of any assignees to the Sellers, and instruments of assignment and assumption, in each case in form reasonably acceptable to the respective signatories to such documents.

                           (ii) If and only if all Third Party Consents are
obtained and the Escrow Agreement is not terminated for failure to timely obtain the Third Party Consents, then Buyer and Carpenter/Cambridge, on behalf of themselves and their respective affiliates, including CSA and CHS, and CHA (and its successors and assigns) hereby agree that Section 20.02 of the Management Agreement is hereby amended by adding the following at the end thereof:

                           "provided, however, that, beyond a one and one-half mile radius from the Hotel, Manager or Interstate or their respective Affiliates shall be entitled to own, operate, manage, acquire, lease, license or franchise a "Non-Competitive Mid-Market Hotel" (as hereinafter defined). "Non-Competitive Mid-Market Hotel" means a hotel facility (a) that is dissimilar in style and quality from, and not competitive with, the Hotel and
                           (b) that is nationally franchised, chain affiliated, and not full-service (such as by way of example but not limitation, a Residence Inn, a Hilton Garden hotel or a Marriott Courtyard)."

         The consent contained in this Section 4(e)(ii) shall continue in full force and effect, notwithstanding that this Agreement is terminated or becomes ineffective pursuant to Section 1(b).

                  (f) Carpenter/Cambridge, Buyer, Richard L. Friedman, John L. Hall, II, Interstate and PAH each hereby agrees that on the date of the Divestiture, immediately and automatically and without the further act of any party, PAH or Interstate, as applicable, in its capacity as a shareholder, partner and/or affiliate of the Sellers shall be deemed to have approved, ratified and confirmed the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Documents included in the escrow.

         5. Guaranty. Interstate has executed and delivered a separate Guaranty dated of even date herewith with Buyer (the "Interstate Guaranty"), pursuant to which Interstate has guaranteed the obligations of the Sellers under this Agreement if Interstate Hotels

Management, Inc. or one or more subsidiaries thereof succeed to the obligations of the Sellers hereunder. PAH has executed and delivered a separate Guaranty dated of even date herewith with Buyer (the "PAH Guaranty"). Pursuant to the PAH Guaranty, (i) PAH has guaranteed the obligations of the Sellers and their successors and assigns hereunder in respect of periods before the effective date of the Interstate Guaranty, and (ii) on or after the effective date of the Interstate Guaranty, PAH will guaranty Interstate's obligations under the Interstate Guaranty.

         6. Management of CSA and CHS Prior to the Escrow Break Date. Between the date hereof and the Escrow Break Date, Sellers hereby agree for and on behalf of Intercarp, in its capacity as the owner of an interest in CSA and for and on behalf of CSA in its capacity as the owner of an interest in CHS that:

                  (a) Notwithstanding any provision of the CSA Agreement or the CHS Agreement to the contrary, Intercarp will not oppose any direct or indirect acquisition by CHS or by Buyer (or an affiliate of Buyer) from EMI Cambridge Limited Partnership (the "Ground Lessor") of the fee interest in the land on which the Project is situated (the "Land"), or of the financing of any such acquisition by CHS or by Buyer or an affiliate of Buyer (and Carpenter/Cambridge, acting alone and without Intercarp's consent, shall have the authority to cause CHS and CSA to execute, deliver and perform any agreements, instruments, certificates or other documents relating thereto); provided that, there shall be no personal recourse to Intercarp or either Seller in connection with any such acquisition or financing without the prior written approval of the Sellers, which may be granted or withheld in Sellers' sole and absolute discretion; and provided further that the Buyer shall indemnify and hold harmless the Sellers against (x) any out-of-pocket expenses incurred by Sellers and (y) if the Escrow Break Date does not occur, any diminution in the value of the Intercarp Interests, as a result of any such acquisition or financing.

                  (b) Subject to Section 6(d)(iii) below, notwithstanding any provision of the CSA Agreement or the CHS Agreement to the contrary, Intercarp will not oppose any refinancing or restructuring of the mortgage refinancing currently encumbering CHS' assets, including the Project (and Carpenter/Cambridge, acting alone and without Intercarp's consent, shall have the authority to cause CHS and CSA to execute, deliver and perform any agreements, instruments, certificates or other documents relating thereto); provided that, there shall be no personal recourse to Intercarp or either Seller in connection with any such refinancing or restructuring without the prior written approval of the Sellers, which may be granted or withheld in Sellers' sole and absolute discretion; and provided further that the Buyer shall indemnify and hold harmless the Sellers against (x) any out-of-pocket expenses incurred by Sellers and (y) if the Escrow Break Date does not occur, any diminution in the value of the Intercarp Interests, as a result of any such refinancing or restructuring.

                  (c) Each Seller and Intercarp will, upon request of Buyer, take any action, and execute, deliver, and acknowledge, in the name and on behalf of Intercarp, CSA or CHS, as appropriate, any and all agreements, instruments, certificates and documents, which reasonably may be required to effectuate any of the transactions which Carpenter/Cambridge, acting alone, is authorized to effectuate on behalf of CHS or CSA as a result of the agreements of the Buyer in contained in this Section 6, including without limitation, financing commitment letters and similar documents, and agreements of purchase and sale. Without limiting the foregoing, the Sellers, Intercarp and their respective affiliates which they control will cooperate with Buyer, CSA and CHS in connection with the transactions described in this Section 6.

                  (d) Without the prior consent of Sellers, prior to the Escrow Break Date, neither Buyer nor Carpenter/Cambridge shall permit, nor shall they allow any of their respective affiliates, including CSA and CHS, to:

                           (i) Amend or terminate the Ground Lease between CHS and EMI Cambridge Limited Partnership with respect to the Land, if the effective date of any such amendment or termination would occur prior to the effective date of the Security Agreement;

                           (ii) Sell or agree to sell the Project or any portion thereof;

                           (iii) Close a refinancing of the current indebtedness on the Project if the effective date of any such refinancing would occur prior to the Escrow Break Date;

                           (iv) Except to the extent that Carpenter/Cambridge is, pursuant to the terms of the CSA Agreement as currently in effect, authorized to take any such action without the consent of Intercarp, amend or terminate any other agreements affecting the Project, enter into new agreements, contracts or financings affecting the Project, or take, or fail to take, any other action or actions which would in any way adversely affect Intercarp should the Escrow Break Date not occur;

                           (v) Remove the general partner of CHA or terminate the Management Agreement because of currently existing defaults or events which, by the giving of notice or the passage of time, could become defaults under the Management Agreement; or

                           (vi) Provide any communications to the limited partners of Intercarp, unless and until such communications have been approved by the Sellers.

                  (e) Between the date hereof and the Escrow Break Date, the Sellers hereby agree, for themselves in their capacities as the holders of the Intercarp Interests, and for and on behalf of Intercarp, as follows:

                           (i) Intercarp shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of management, accounting or operation.

                           (ii) Without the prior written consent of the Buyer, neither the Sellers nor Intercarp shall (except to the extent contemplated by Section 4(e)):

                           (A) Take any action to amend the Intercarp Agreement or Intercarp's Certificate of Limited Partnership;

                           (B) Issue any new interests in Intercarp, admit
                  additional partners to Intercarp, grant any option to acquire any interests in Intercarp, or issue any securities convertible into interests in Intercarp;

                           (C) Incur any obligation or liability (absolute or
                  contingent), provided that derivative or indirect obligations or liabilities incurred by Intercarp as a result of its interest in CSA shall not violate this covenant;

                           (D) Declare or make any payment or distribution to
                  Intercarp's partners, or purchase or redeem any interests in Intercarp;

                           (E) Mortgage, pledge, or subject to any lien, charge
                  or any other encumbrance on any of the Intercarp Assets or the Assets;

                           (F) Sell, assign, or transfer any of the Intercarp
                  Assets or the Assets;

                           (G) Cancel any debts or claims of Intercarp;

                           (H) Merge or consolidate with or into any corporation
                  or other entity;

                           (I) Make, accrue or become liable for any bonus,
                  profit sharing or incentive payment;

                           (K) Make any election or give any consent under the
                  Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                           (L) Waive any rights of material value;

                           (M) Modify, amend, alter or terminate any of its
                  executory contracts of a material value or which are material in amount;

                           (N) Take or permit any act or omission constituting a
                  breach or default under any contract, indenture or agreement by which it or its properties are bound;

                           (O) Fail to (i) preserve the possession and control
                  of its assets and business, (ii) preserve the goodwill of persons having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Escrow Break Date;

                           (P) Fail to operate its business and maintain its
                  books, accounts and records in the customary manner and in the ordinary or regular course of business;

                           (Q) Enter into any leases, contracts, agreements or
                  understandings;

                           (R) Engage any employee or incur any other liability,
                  provided that derivative or indirect liabilities incurred by Intercarp as a result of its interest in CSA shall not violate this covenant; or

                           (S) Commit or agree to do any of the foregoing in the
                  future.

                           (iii) Intercarp and the Sellers will, on a timely basis, cause Intercarp to file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of Intercarp on or prior to the Escrow Break Date or (b) on account of the ownership or sale of the Assets.

                           (iv) As promptly as possible following the last day of each month after the date hereof, and in any event within 15 days after the end of each such month (provided that Interstate has received the information for CHS and CSA necessary to complete such statements at least one business day prior to the 15th day after the end of each such month), the Sellers shall deliver to the Buyer Intercarp's balance sheet and related statements of income, partners' equity, retained earnings and changes in financial condition for the one-month period then ended, all certified by the chief financial officer of Interstate (collectively, the "Interim Financial Statements").

                           (v) The Sellers will not provide any communications to the limited partners of Intercarp prior to the Escrow Break Date, unless and until such communications have been approved by the Buyer, provided that Buyer shall not unreasonably withhold its approval in connection with the periodic reports provided to the Intercarp limited partners.

                           (vi) The Sellers and Intercarp will comply with all material laws and regulations which are applicable to them, or to the conduct of their business and will perform and comply with all contracts, commitments and obligations by which they are bound.

                           (vii) The Sellers will not take any actions which would result in any of the representations or warranties set forth in
         Section 3 hereof being untrue.

                           (viii) The Sellers will promptly advise the Buyer of any event subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any respect at any time after the date hereof until the Escrow Break Date.

         7.       Further Assurances.
                  -------------------

                  To the extent permitted by applicable law, each of the parties hereby agrees that at any time and from time to time, it shall promptly take such actions, or cause to be taken such actions, and shall execute and deliver, or cause to be executed and delivered, all powers, proxies, assignments, instruments, financing statements and documents, at the request of any other party hereto, that may be reasonably necessary, in order to effectuate the provisions of this Agreement and the Escrow Agreement, and to otherwise carry out the provisions and purposes of this Agreement.

         8.       Brokers.
                  --------

                  (a) For the Sellers. The Sellers jointly and severally represent and warrant that neither they nor Intercarp have engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Sellers agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Sellers or Intercarp.

                  (b) For the Buyer. The Buyer represents and warrants that it has not engaged in any broker or finder or incurred any liability for brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Sellers against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

         9.       Indemnification
                  ---------------

                  (a) By the Buyer and the Sellers. If, and only if, the Escrow Break occurs, the Buyer (on the one hand) and the Sellers (on the other hand) each hereby indemnifies and holds harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Sellers or their respective affiliates in connection with each and all of the following:

                           (i) Any breach by the indemnifying party of any representation or warranty in this Agreement or the Escrow Agreement;

                           (ii) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or the Escrow Agreement or any other agreement, instrument or document contemplated by this Agreement or the Escrow Agreement; and

                           (iii) Any misrepresentation contained in any statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or the Escrow Agreement or in connection with the transactions contemplated by this Agreement or the Escrow Agreement.

                  (b) By the Sellers. If, and only if the Escrow Break occurs, the Sellers further agree to indemnify and hold harmless the Buyer from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following, to the extent arising out of facts or circumstances occurring on or before the Escrow Break Date:

                           (i) Any claims of unaffiliated third parties relating to or against the Sellers or the Assets, or any liabilities of the Sellers not specifically assumed by the Buyer pursuant this Agreement;

                           (ii) Any violation by Intercarp or by any Seller of, or any failure by Intercarp or any Seller to comply with, any law, ruling, order, decree or regulation applicable to Intercarp and/or the Sellers, the Assets or their respective businesses, in each case occurring on or before the Escrow Break Date, whether or not any such violation or failure to comply has been disclosed to the Buyer in connection with the transfer of the Assets, provided that Buyer may seek indemnity under this clause (ii) solely for its out-of-pocket damages, costs and expenses;

                           (iii) Any liabilities or obligations of the Sellers, including without limitation tax liabilities, allocable or attributable to the Assets, to the extent accruing or arising out of facts occurring in respect of or attributable to periods prior to and including the Escrow Break Date; and

                           (iv) Any liabilities or obligations of Intercarp, whether or not disclosed to Buyer, including without limitation (v) tax liabilities, (w) liabilities associated with Intercarp's acquisition of the interests of CS Realty or the issuance of any interests in Intercarp to Investment Capital Associates ("ICA"), (x) liabilities arising under that certain Exchange Agent Agreement dated June 2, 1998 by and among Intercarp and CS Realty, ICA and Interstate Hotels Company, (y) liabilities arising out of the matters described in the Lawrence Letter, and (z) liabilities arising out of the acquisition by Intercarp of units of limited partnership interest in CHS, in each case, to the extent accruing or arising out of facts occurring in respect of or attributable to periods prior to and including the Escrow Break Date.

         To the extent that the indemnities contained in subparagraphs (ii) and
(iv) above apply to any liability, obligation, violation or failure by Intercarp, they shall not extend to indemnify or protect Buyer in any manner with respect to Buyer's existing interest in Intercarp.

                  (c) Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 10 of this Agreement.

                  (d) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                  (e) Payment of Indemnification Obligation. All indemnification by the Buyer or the Sellers hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

                  (f) Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties (exclusive of representations of the Buyer in the Security Agreement, which shall survive until the Secured Obligations (as defined therein) have been satisfied) shall expire on the third anniversary of the date of the Escrow Break Date, except for claims, if any, asserted in writing prior to such third anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such three-year period, except for claims against Buyer in respect of its assumption of the obligations arising after the Escrow Break Date in respect of the Intercarp Interests, which shall survive until the expiration of applicable statutes of limitation. Notwithstanding anything to the contrary in this Section 9, neither the Buyer nor the Sellers shall be entitled to receive, and neither the Sellers nor the Buyer shall be obligated to pay, the first $50,000 in the aggregate of indemnity obligations otherwise payable by Buyer to Sellers or by Sellers to Buyer, as applicable, pursuant to this Section 9.

         10. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by receipt confirmed facsimile telecopy, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

         To the Sellers:   c/o Patriot American Hospitality, Inc.
                           1950 Stemmons Highway
                           Suite 6001
                           Dallas, Texas 75207
                           Attention: John Bohlmann, General Counsel

         With a copy to:   Goodwin, Procter & Hoar LLP
                           Exchange Place
                           53 State Street
                           Boston, Massachusetts 02109
                           Attention:  David P. Ries, Esq.

         To the Buyer:     F & H Realty LLC
                           c/o Carpenter & Company, Inc.
                           Charles Square
                           20 University Road
                           Cambridge, MA   02138

         With a copy to:   Hale and Dorr LLP
                           60 State Street
                           Boston, MA   02109
                           Attention: John D. Hamilton, Jr., Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) one business day after being sent by telecopy; (c) three business days after being sent, if sent by registered or certified mail; or (d) the date of actual receipt, if sent by any other method.

         11.      Miscellaneous
                  -------------

                  (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Sellers may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that (i) the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate and (ii) the Sellers may assign their rights and obligations hereunder to the extent permitted by Section 4(e) above, provided any assignee of such interests shall assume and agree in writing to be bound by the provisions of this Agreement. No assignment shall release the Buyer from any obligation or liability under this Agreement, but the Sellers shall be released following any assignment of their entire interest hereunder pursuant to clause (ii) of the preceding sentence. Any assignment in contravention of this Section 11(a) shall be void.

                  (b) Word Meanings. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

                  (c) Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and assigns.

                  (d) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, as interpreted by the courts of the Commonwealth of Massachusetts, notwithstanding any rules regarding choice of law to the contrary.

                  (e) Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

                  (f) Separability of Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective.

                  (g) Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

                  (h) Amendments. Except as otherwise specifically provided in this Agreement, this Agreement may be amended or modified only by a writing duly executed by all of the parties hereto.

                  (i) Third Party Beneficiaries. The provisions of this Agreement, are not intended to be for the benefit of any creditor of any of the parties hereto.

                  (j) Disclosure; Public Announcements. The parties agree that prior to the Escrow Break Date, except as otherwise required by law, any and all public announcements or other communications with third parties concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of both parties, which approval shall not be unreasonably withheld; provided that, the Buyer may disclose the terms of this Agreement in connection with discussions with third parties involving the matters described in Section 6 above.

                  (k) Entire Agreement. This Agreement, the Escrow Agreement and the other documents specifically referenced herein or therein or contemplated hereby or thereby embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                  (l) Expenses. Each of the parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and the Sellers (and not Intercarp) shall bear the expenses, if any, of Intercarp in connection with this Agreement and such transactions to the extent such expenses of Intercarp are incurred or accrue prior to the Escrow Break Date.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.


                                            BUYER:

                                            F & H REALTY LLC


                                            By /s/ Richard L. Friedman
                                              ---------------------------------
                                               Richard L. Friedman,
                                               Authorized Member


                                            SELLERS:

                                            IHC/CHAZ CORPORATION


                                            By /s/ J. William Richardson
                                              ---------------------------------

                                            Name  J. William Richardson
                                                -------------------------------

                                            Title  Vice President
                                                 ------------------------------

                                            PAH-MANAGEMENT CORPORATION


                                            By /s/ William W. Evans
                                              ---------------------------------

                                            Name  William W. Evans III
                                                -------------------------------

                                            Title  Executive Vice President
                                                 ------------------------------



                   (Asset Purchase Agreement Signature Page)

                                          CARPENTER/CAMBRIDGE ASSOCIATES,
                                          signing this Agreement solely for the
                                          limited purposes specified in Sections
                                          4(e), 4(f) and 6(d):

                                          By   The Charles Square Company, Inc.,
                                               General Partner


                                               By /s/ Richard L. Friedman
                                                 ------------------------
                                                      Richard L. Friedman,
                                                      Chairman



                                          CHARLES SQUARE ASSOCIATES, acting for
                                          itself, and in the name and on behalf
                                          of CH & S Limited Partnership in its
                                          capacity as the Managing General
                                          Partner of CH & S Limited Partnership,
                                          in each case signing this Agreement
                                          solely for the limited purposes
                                          specified in Section 4(e):

                                          By   Carpenter/Cambridge
                                               Associates, Managing Partner

                                               By  The Charles Square Company,
                                                   Inc., General Partner


                                               By  /s/ Richard L. Friedman
                                                 -------------------------------

                                               Name  Richard L. Friedman
                                                   -----------------------------

                                               Title  Chairman
                                                    ----------------------------


                   (Asset Purchase Agreement Signature Page)

                                CAMBRIDGE HOTEL ASSOCIATES,
                                signing this Agreement solely for the limited purposes specified in Section 4(e)(ii):

                                By       PAH-Cambridge Holdings, LLC, General
                                         Partner

                                         By  PAH-Management Corporation, Manager

                                             By  /s/ William W. Evans
                                               --------------------------------

                                             Name  William W. Evans III
                                                 ------------------------------

                                             Title  Executive Vice President
                                                  -----------------------------


                                PATRIOT AMERICAN HOSPITALITY, INC.,
                                signing this Agreement solely for the limited purposes specified in Section 4(e) and (f):


                                By  /s/ William W. Evans
                                  ------------------------------

                                Name  William W. Evans III
                                    ----------------------------

                                Title  Executive Vice President
                                     ---------------------------


                                INTERSTATE HOTELS MANAGEMENT, INC.,
                                signing this Agreement solely for the limited purposes specified in Section 4(e) and (f):

                                By  /s/ William W. Evans
                                  ------------------------------

                                Name  William W. Evans III
                                    ----------------------------

                                Title  Executive Vice President
                                     ---------------------------




                   (Asset Purchase Agreement Signature Page)